Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces Fourth Quarter and

Fiscal 2015 Operating Results

July 24, 2015	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. (NASDAQ: SMIT) today announced its operating results for the fourth quarter and fiscal year ended May 31, 2015. For the three months ended May 31, 2015, total sales increased $831,837, or 27.5%, to $3,857,681 from $3,025,844 for the three months ended May 31, 2014. Net income was $92,759, or $0.03 per fully diluted share, for the three months ended May 31, 2015 as compared to net loss of $157,757, or $(0.05) per fully diluted share, for the three months ended May 31, 2014. For the fiscal year ended May 31, 2015, total sales increased $934,585, or 7.7%, to $13,069,091 from $12,134,506 for the fiscal year ended May 31, 2014. Net loss was $93,669, or $(0.03) per fully diluted share, for the fiscal year ended May 31, 2015 as compared to net loss of $539,624, or $(0.18) per fully diluted share, for the fiscal year ended May 31, 2014.

Balancer segment sales focus throughout the world on end-users, rebuilders and original equipment manufacturers of grinding machines with the target geographic markets of North America, Asia, Europe and South America. Balancer segment sales increased $300,123, or 15.9%, to $2,183,735 for the quarter ended ended May 31, 2015 compared to $1,883,612 for the quarter ended May 31, 2014. The increase is primarily attributed to increased sales in Asia for the quarter.

Balancer segment sales increased $129,025, or 1.7%, to $7,850,236 for the fiscal year ended May 31, 2015 compared to $7,721,211 for the fiscal year ended May 31, 2014. The increase is primarily attributed to stronger sales in Asia and Germany for the fiscal year.

The Measurement segment product line consists of SMS® and Lasercheck® laser-based surface microroughness measurement systems, Acuity® laser-based distance measurement and dimensional sizing laser sensors, and Xact® ultrasonic-based remote tank monitoring products. Total Measurement segment sales increased $531,714, or 46.6%, to $1,673,946 for the three months ended May 31, 2015 compared to $1,142,232 for the three months ended May 31, 2014, driven by an increase in revenues associated with the sales of Xact® remote tank monitoring products and the sale of a CASI® laser scatterometer system.

Measurement segment sales increased $805,560, or 18.3%, to $5,218,855 for the fiscal year ended May 31, 2015 compared to $4,413,295 for the fiscal year ended May 31, 2014, driven by an increase in revenues associated with the sales of Xact® remote tank monitoring products and related monitoring services and an increase in sales of SMS laser-based surface measurement products.

Gross margin for the three months ended May 31, 2015 increased to 45.9% as compared to 45.3% for the three months ended May 31, 2014. Gross margin for the fiscal year ended May 31, 2015 increased to 47.0% as compared to 46.4% for the fiscal year ended May 31, 2014. The fluctuations in gross margin in the three month and fiscal year comparative periods are primarily influenced by shifts in product sales mix involving our five product lines.

Operating expenses increased $167,481, or 11.2%, to $1,668,839 for the three months ended May 31, 2015 as compared to $1,501,358 for the three months ended May 31, 2014. General, administrative and selling expenses increased $166,958, or 11.8%, for the three months ended May 31, 2015 as compared to the same period in the prior year due in part to increases in personnel costs, commissions, and professional fees offset by reductions in marketing and trade show expense. Research and development expenses increased $523, or 0.6%, for the quarter ended May 31, 2015 as compared to the same period in the prior year.

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

Operating expenses increased $66,605, or 1.1%, to $6,205,156 for the fiscal year ended May 31, 2015 as compared to $6,138,551 for the fiscal year ended May 31, 2014. General, administrative and selling expenses increased $163,730, or 2.9%, for the fiscal year ended May 31, 2015 as compared to the same period in the prior year. Increases in personnel costs and commissions expense were offset by decreases in professional fees, depreciation expense and other general office expenses. Research and development expenses decreased $97,125, or 20.4%, for fiscal year 2015 as compared to the same period in the prior year.

“We are pleased to have ended our fiscal year 2015 with a strong fourth quarter, which reflected the sale of one of our laser scatterometer systems, the continued growth of our Xact® tank monitoring business and increased sales of our SBS products into Asia and Germany as compared with the prior year. In addition, we generated positive EBITDA and cash flow from operations for the full fiscal year,” commented James A. Fitzhenry, President and CEO of Schmitt Industries. “We accomplished a great deal in fiscal year 2015 and are optimistic about fiscal year 2016,” Fitzhenry concluded.

About Schmitt Industries

Schmitt Industries, Inc. (the Company) designs, manufactures and sells high precision test and measurement products for two main business segments: the Balancer Segment and the Measurement Segment. For the Balancer Segment, the Company designs, manufactures and sells computer-controlled vibration detection, balancing and process control systems for the worldwide machine tool industry, particularly for grinding machines. For the Measurement Segment, the Company designs, manufactures and sells laser and white light sensors for distance, dimensional and area measurement for a wide variety of commercial applications, laser-based microroughness measurement products for the semiconductor wafer and hard disk drive industries and for other industrial applications, laser-based surface analysis and measurement products for a variety of scientific applications, and ultrasonic measurement products that accurately measure the liquid levels of propane and diesel tanks and transmit that data via satellite to a secure web site for display. The Company also provides sales and service for Europe and parts of Asia through its wholly owned subsidiary, Schmitt Europe Limited (SEL), located in Coventry, England and through its sales representative office located in Shanghai, China.

FORWARD-LOOKING STATEMENTS

Certain statements in this release, including but not limited to remarks by James A. Fitzhenry, are “forward-looking statements.” These statements are based upon current expectations, estimates and projections about the Company’s business that are based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, general economic conditions and global financial concerns, the volatility of the Company’s primary markets, efforts to accelerate growth in sales of the Xact® tank monitoring systems and the ability to satisfy expected demand, the ability to develop new products to satisfy changes in consumer demands, the intensity of competition, the effect on production time and overall costs of products if any of our primary suppliers are lost or if a primary supplier increases the prices of raw materials or components, the ability to ramp up manufacturing to satisfy increasing demand, maintenance of a significant investment in inventories in anticipation of future sales, existing cash levels which may not be sufficient to fund future growth, the ability to obtain financing if needed to fund operations or growth through commercial loans or capital fund raising at terms acceptable to the Company and its shareholders, fluctuations in quarterly and annual operating results, attracting and retaining key management and qualified technical and sales personnel, changes in effective tax rates, the ability to reduce operating costs if sales decline, increased costs due to changes in securities laws and regulations, protection of intellectual property rights, and risks from international sales and currency fluctuations.

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

For further information regarding risks and uncertainties associated with the Company’s business, please refer to Schmitt’s SEC filings, including, but not limited to, its Forms 10-K, 10-Q and 8-K.

The forward-looking statements in this release speak only as of the date on which they were made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes to this document made by wire services or internet service providers.

For more information contact:	Ann M. Ferguson, CFO and Treasurer (503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

SCHMITT INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	May 31, 2015	May 31, 2014
ASSETS
Current assets
Cash and cash equivalents	$1,795,654	$1,510,565
Accounts receivable, net	2,660,426	2,235,194
Inventories	4,557,567	4,789,822
Prepaid expenses	153,970	152,237
Income taxes receivable	1,029	1,339

	9,168,646	8,689,157

Property and equipment, net	1,110,878	1,191,591

Other assets
Intangible assets, net	824,411	943,643

TOTAL ASSETS	$11,103,935	$10,824,391

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$834,002	$512,219
Accrued commissions	284,944	204,772
Accrued payroll liabilities	140,872	127,035
Other accrued liabilities	355,513	366,848
Income taxes payable	—	210

Total current liabilities	1,615,331	1,211,084

Stockholders’ equity
Common stock, no par value, 20,000,000 shares authorized, 2,995,910 shares issued and outstanding at May 31, 2015 and May 31, 2014	10,511,324	10,438,750
Accumulated other comprehensive loss	(366,945)	(263,337)
Accumulated deficit	(655,775)	(562,106)

Total stockholders’ equity	9,488,604	9,613,307

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,103,935	$10,824,391

SCHMITT INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND FISCAL YEARS ENDED

MAY 31, 2015 AND 2014

(UNAUDITED)

	Three Months Ended May 31,		Fiscal Years Ended May 31,
	2015	2014	2015	2014
Net sales	$3,857,681	$3,025,844	$13,069,091	$12,134,506
Cost of sales	2,085,091	1,656,618	6,928,394	6,508,360

Gross profit	1,772,590	1,369,226	6,140,697	5,626,146

Operating expenses:
General, administration and sales	1,583,359	1,416,401	5,826,851	5,663,121
Research and development	85,480	84,957	378,305	475,430

Total operating expenses	1,668,839	1,501,358	6,205,156	6,138,551

Operating income (loss)	103,751	(132,132)	(64,459)	(512,405)
Other loss	(7,942)	(23,291)	(19,123)	(17,887)

Income (loss) before income taxes	95,809	(155,423)	(83,582)	(530,292)
Provision for income taxes	3,050	2,334	10,087	9,332

Net income (loss)	$92,759	$(157,757)	$(93,669)	$(539,624)

Net income (loss) per common share, basic	$0.03	$(0.05)	$(0.03)	$(0.18)

Weighted average number of common shares, basic	2,995,910	2,995,910	2,995,910	2,995,910

Net income (loss) per common share, diluted	$0.03	$(0.05)	$(0.03)	$(0.18)

Weighted average number of common shares, diluted	2,997,992	2,995,910	2,995,910	2,995,910